Exhibit 10.3

Agreement for Receipt of a Stock Option for Shares of Common Stock of

Ball Corporation

Pursuant to Ball Corporation’s 2005 Stock and Cash Incentive Plan

Pursuant to your Acceptance and Acknowledgment of this Stock Option Agreement, Ball Corporation (the “Corporation”) has granted you an option under its 2005 Stock and Cash Incentive Plan (the “Plan”) to purchase shares of the Corporation’s Common Stock. The details of the option are as follows:

Participant:	[ ]
Grant Effective Date:	April 27, 2005
Number and Type of Option Shares:	[ ] Non-qualified
[ ] Incentive stock option
Exercise Price per Share:	[$ ] being 100% of the fair market value on the Grant Effective Date.
Vesting and Exercisability:	25% of the shares subject to the option will vest and become exercisable on each anniversary of the Grant Effective Date.
Upon attainment of age 65 before or on your retirement date, all outstanding shares not previously vested will fully vest.
Option Expiration Date:	April 27, 2015 (10 year term)
Effect of Termination of Employment:
• Resignation/Termination (age 54 and below):

Upon termination for any reason other than retirement, death or disability, you may, within 30 days, exercise your option to the extent you were entitled to exercise it at the date of termination. Any unvested option will be forfeited.

• Retirement:

Upon retirement, you may, within a two-year period, exercise your non-qualified option to the extent you were entitled to exercise it at the date of retirement. For an incentive stock option, you may, within a 90-day period, exercise your option to the extent you were entitled to exercise it at the date of retirement. An incentive stock option that is not exercised within the 90-day period will lose the incentive stock qualification and convert to a non-qualified option, with the remainder of the two years to exercise.

• Death:

In the event of your death, the unvested shares shall fully vest. The right to exercise the vested shares pass to the person or persons defined as your beneficiary(ies). Your beneficiary(ies) has(ve) two years from the date of death to exercise non-qualified stock options and 90 days from the date of death to exercise incentive stock options. Incentive stock options that are not exercised within the 90-day period will lose the incentive stock qualification and convert to non-qualified stock options, with the remainder of the two years to exercise.

• Disability:	In the event of your disability, as defined in the Plan, your option will continue to vest subject to the vesting schedule defined above.
Notwithstanding the foregoing Effect of Termination of Employment, in no case may your option be exercised later than the option expiration date.

Nontransferability:

Your option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by laws of descent or distribution. During your lifetime only you can exercise the option.

Forms of Consideration:	Acceptable forms of consideration for exercising an option are:
• Cash.
• Check or wire transfer (denominated in U.S. dollars).

•      Other shares through either actual delivery or by attestation procedures established by the Corporation which are (a) in the case of shares acquired upon exercise of an option, have been owned by you for more than six months on the date of surrender and (b) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised. Any fraction of a share of common stock which would be required to pay the purchase price shall be disregarded and the remaining amount shall be paid by you in cash, check or wire transfer.

• Consideration received by the Corporation under a broker-assisted sale and remittance program acceptable to the Administrator to whom you have submitted an irrevocable notice of exercise.
• Any combination of the foregoing forms of consideration.
Method of Exercise:

You may exercise your option by giving notice to the Corporation via EquiServe Trust Company, N.A., the service provider that administers the Corporation’s stock option program. The notice will state your election to exercise the option, the number of shares for which you are exercising the option and the Grant Effective Date of the option for which you are exercising. All forms of consideration will be paid by you to the Corporation via EquiServe.

Rights as a Shareholder:

Neither you nor any successor in interest shall have any rights as a shareholder of the Corporation with respect to any shares subject to the option until the date of issuance of a stock certificate for shares of Common Stock.

The Plan and Prospectus set forth all terms and conditions which control the option. To the extent any provision of this Stock Option Agreement conflicts with the express terms of the Plan, it is hereby stated that the terms of the Plan shall control and, if necessary, the provisions of this Stock Option Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

Please execute this Stock Option Agreement by signing both copies of this Agreement. Return one copy to the Corporation and retain one copy for your file. By signing this Agreement you acknowledge receipt of this option and understand you must abide by the terms and conditions of the Plan and this Stock Option Agreement.

Acknowledged and Accepted:
Signature:

Participant:

Address:

Date: